CONSULTING AGREEMENT
                              --------------------


         This Agreement is entered into as of the 18th day of January, 1999, by and between GloboMax LLC (GloboMax), a Maryland limited liability company located at 7250 Parkway Drive, Suite 430, Hanover, MD 21075, and Advanced Viral Research Corp. (AVRC), whose address is 200 Corporate Blvd. South, Yonkers, NY 10701.

         AVRC desires to retain GloboMax to provide consulting services to AVRC, and GloboMax is willing to provide such services to AVRC, on the terms and conditions set forth herein:

1.       Consulting Services

         GloboMax hereby agrees to provide AVRC services pertaining to AVRC's IND submission and to perform all work that is necessary to obtain FDA's approval. In performing the consulting activities as requested by AVRC, GloboMax shall comply with the written instructions of AVRC, standard operating procedures mutually approved by AVRC and GloboMax, and relevant professional standards.

2.       Term of Agreement

         Subject to the terms hereof, the term of this Agreement shall begin on January 18, 1999 and continue through December 31, 1999. The term may be modified or extended only by mutual written agreement of both parties.

3.       Progress Reports

         GloboMax shall use reasonable efforts to perform all services, to keep AVRC advised of the progress of the work, to permit representatives of AVRC to inspect from time to time, during normal business hours, such results of said services as are susceptible of inspection, and to provide AVRC with such documentation, reports, specifications, drawings, models, and the like as are appropriate to the nature of the services to be performed hereunder.

4.       Compensation

         In consideration for GloboMax's services hereunder, AVRC shall pay GloboMax on a monthly basis for the actual hours worked and according to the following rates during the term of the Agreement:

         Hourly Rate        Service Provider at GloboMax LLC
         -----------        --------------------------------

         $285 President, Senior V.P., V.P., Officer Division Director, Division/Section Manager

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         $185               Senior Scientist/Team Leader, Senior Biostatitician,
                            Senior Programmer, Clinical Services Manager,
                            Project Manager, QA Auditor

         $130 Scientist, Biostatitician, Programmer, Project Coordinator, QA Coordinator, Clinical Data Coordinator

         $85 Data Analyst, Regulatory Coordinator, Technical Assistant, Administrative Assistant

         GloboMax shall also be reimbursed for reasonable out-of-pocket expenses incurred by its members and employees, and which have the prior approval of AVRC. Such expenses include all travel, food and lodging where applicable, and telephone calls which relate to the services provided hereunder.

5.       Payment

         Payment shall be made to:

                                            GloboMax, LLC
                                            7250 Parkway Drive, Suite 430
                                            Hanover, MD 21076
                                            Fed. I.D. # 62-2030098

         Invoices submitted by GloboMax to AVRC shall describe in detail the services performed and include receipts for all out-of-pocket expenses. AVRC shall pay invoices received from GloboMax within thirty (30) days upon receipt of the invoices. Late payment will incur a 0.05% late fee for every day past due.

6.       Termination

         Either party reserves the right forthwith to terminate this Agreement at any time by providing the other part with thirty (30) days prior written notice. In the event this Agreement is terminated by AVRC without cause, GloboMax shall cease further charges upon receipt of the termination notice from AVRC. However, GloboMax shall be entitled to receive payment for all work and services performed or committed to third parties up to the effective date of termination, provided that such services and commitments have been previously authorized by AVRC, and such commitments cannot be canceled or terminated.

7.       Confidentiality

         Any confidential information acquired by or disclosed to GloboMax from AVRC which is clearly identified in writing as confidential, concerning existing or contemplated products, processes, operations, machines, techniques, transactions, or know-how, or any information or data developed

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or generated pursuant to the performance of this Agreement shall not be disclosed by GloboMax to others or used for GloboMax's own benefit without the prior written consent of AVRC. All written documents containing any such AVRC proprietary/confidential information shall remain the property of AVRC, and all such documents together with any copies or excerpts thereof shall be promptly destroyed or returned to AVRC upon request. GloboMax's obligations under this paragraph shall apply to all such information except that which:

         a. is or becomes public domain through no fault of GloboMax, its directors, officers or employees;

         b. was in possession of GloboMax before receipt from AVRC, such possession being documented prior to the date of such receipt;

         c. is lawfully received from a third party having a right to further disclosure and not under a confidentiality obligation to AVRC; or

         The obligation to hold such information in confidence shall survive the termination of this Agreement, but shall terminate at the end of five (5) years from the termination of this Agreement. GloboMax shall not disclose to AVRC, or induce AVRC to use, any confidential information belonging to others.

8.       Publication

         GloboMax may not publish any articles or make any presentations relating to this Agreement or to the services or referring to any date, information, materials, and results generated as part of the services, in whole or in part, without the prior written consent of AVRC.

9.       Intellectual Property

         AVRC's intellectual property rights and trade secrets contained in its confidential and proprietary information provided to GloboMax shall remain the property of AVRC.

         Each party shall own any intellectual property it creates. To the extent that the use of such property is necessary to carry out this Agreement, the other party shall have a non-exclusive, royalty-free license to use such property for this Agreement.

         If intellectual property is jointly created, it shall be jointly owned, and the parties shall agree in writing on a mechanism for allocating revenues derived by either party from the use of such property.

10.      Indemnification

         AVRC shall indemnify, defend, and hold harmless GloboMax, its members and employees, for any and all damages, costs, expenses, and other liabilities, including reasonable attorney's fees and court costs, incurred in connection with any third-party claim, action, or proceeding arising from

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any breach of AVRC of any of its obligations hereunder; provided, however, that
AVRC shall have no obligation hereunder with respect to any claim, action or proceeding to the extent that it arises from the negligence or willful misconduct of GloboMax or any of its members or employees; or the breach by GloboMax of any of its obligations under this Agreement.

         GloboMax shall indemnify, defend, and hold harmless AVRC, its directors, officers, employees, or representatives for any and all damages, costs, expenses, and other liabilities, including reasonable attorney's fees and court costs, incurred in connection with any third party claim, action or proceeding arising from (a) any breach by GloboMax of any warranty or obligation hereunder, or (b) any negligence or willful misconduct of GloboMax or any of its members or employees, or the breach by GloboMax of any of its obligations under this Agreement; provided, however that GloboMax shall have no obligation hereunder with respect to any claim, action, or proceeding to the extent arising from the negligence or willful misconduct of AVRC or any of its directors, officers, employees, or representatives, or the breach of AVRC of any of its obligations under this Agreement.

11.      Conflicts

         GloboMax represents that it has the legal right to enter into this Agreement and that it is under no obligation to any third party that would prevent it from fulfilling its obligations under this Agreement.

12.      Assignments

         This Agreement is not assignable by GloboMax without the prior written consent of AVRC, AVRC shall have the right to assign this Agreement to any of its subsidiaries or affiliates.

13.      Severability

         Any provision or provisions of this Agreement which shall prove to be invalid, void, or illegal shall in no way affect or impair or invalidate any other provisions, and the remaining provisions shall remain in full force and effect.

14.      No Waiver and No Warranties

         No waiver or modification of this Agreement or any provision hereof shall be valid and no evidence of waiver or modification shall be offered or received in evidence in any proceeding, arbitration or litigation between the parties hereto arising out of or affecting this Agreement or the rights or obligations of the parties hereunder, unless such waiver or modification is in writing duly signed by both parties.

15.      Force Majeure

         GloboMax shall not be liable for any failure to perform as required by this Agreement, to the extent such failure to perform is due to circumstances reasonably beyond GloboMax's control, such

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as labor disturbances or labor disputes of any kind, accidents, failure of any governmental approval required for full performance, civil disorders or commotion, acts of aggression, acts of God, energy or other conservation measures, explosions, failure of utilities, mechanical breakdowns, material shortages, disease, or other such occurrences. Performance shall be excused for the period of such delay. Notice of the start and stop of any such force majeure shall be provided to AVRC.

16.      Governing Law

         This Agreement and the rights and obligations of both parties shall be governed and construed in accordance with the laws of the State of Maryland, without giving effect to its choice of law or conflict of laws rules.

17.      Publicity

         Except as required by law, neither party shall use the name of the other party nor the name of any employee or agent of the other party in any advertising, news release, announcement, or other form of publicity concerning this Agreement without the prior written permission of the other party.

18.      Independent Contractor

         The status of the parties shall be as independent contractors and not as employer-employee or principal-agent of the other. The only monetary or economic obligation of AVRC to GloboMax shall be to provide payment for GloboMax's services. Neither party shall have the authority to legally bind the other in contract, debt, or otherwise, nor shall either hold itself out as having such authority.

19.      Order of Precedence

         This Agreement represents the entire and only agreement between the parties hereto with respect to the services being performed hereunder, and takes precedence over the terms of all prior representations, discussions, proposals, or agreements relative thereto.

20.      Notices

         Any notices required to be given or which shall be given under this Agreement shall be in writing delivered by first class mail addressed to the parties as follows:

         GloboMax LLC                           Advanced Viral Research Corp.
         David Young, Phamr.D., Ph.D.           Dr. Shalom Z. Hirschman
         President & CEO                        President & CEO
         7250 Parkway Drive, Suite 430          200 Corporate Blvd., South
         Hanover, MD 21075                      Yonkers, NY 10701


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21.      Entire Agreement

         This Agreement contains the complete understanding between the parties with respect to the subject matter hereof, and supercedes all other agreements, whether written or oral, between the parties concerning such subject matter. No amendments, changes, or supplements to this Agreement, including without limitation, changes in the services to be performed, total costs, and periods of performance, shall be effective unless made in writing and signed by authorized representatives of both parties.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed.

GloboMax LLC                                   Advanced Viral Research Corp.

By: /s/ David Young, Pharm, D., Ph.D.          By: /s/ Dr. Shalom Z. Hirschman
    ---------------------------------             ------------------------------
Name: David Young, Pharm, D., Ph. D.           Name:   Dr. Shalom Z. Hirschman
    ---------------------------------             ------------------------------
Title:        President & CEO                  Title:          President & CEO
    ---------------------------------             ------------------------------
Date: January 18, 1999                         Date: January 18, 1999
    ---------------------------------             ------------------------------


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